UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 16, 2024

TELESIS BIO INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-40497	45-1216839
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10431 Wateridge Circle Suite 150
San Diego, California		92121
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (858) 228-4115

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	TBIO	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On July 16, 2024, Telesis Bio Inc. (the “Company”) entered into promissory notes (the “Promissory Notes”) with Novalis Lifesciences II, L.P. (“Novalis”) and Northpond Ventures III, LP, as lenders (“Northpond”, and together with Novalis, the “Lenders”), pursuant to which the aggregate principal amount borrowed under the Promissory Notes is $5.85 million. The principal amount borrowed under the Promissory Notes will bear interest at the rate of 12.00% per annum. The Promissory Notes have a maturity date of January 16, 2026. Each of the Lenders, along with their affiliates, are beneficial owners of more than 10% of the Company’s common stock.

On July 16, 2024, contemporaneously with the execution and delivery of the Promissory Notes, the Company repaid in full all outstanding indebtedness and terminated all commitments and obligations under (i) that certain Credit, Security and Guaranty Agreement (Term Loan), as amended, by and between the Company and MidCap Financial Trust (the “Term Loan Agreement”) and (ii) that certain Credit, Security and Guaranty Agreement (the Revolver Loan), as amended, by and between the Company and MidCap Funding IV (the “Revolving Loan Agreement” and together with the Term Loan Agreement, the “Loan Agreements”) The Company’s payment under the Loan Agreements was $5,842,651.25. This amount satisfied all of the Company’s obligations under the Loan Agreements.

Contemporaneously with the execution and delivery of the Promissory Notes, the Lenders and the Company also entered into a side letter agreement on July 16, 2024 (the “Director Designation Side Letter”), pursuant to which the Company has agreed to, among other items, (i) increase the size of its Board to 13 directors, (ii) appoint five individuals nominated by the Lenders (the “Lender Nominees”) to the Company’s Board of Directors (the “Board”), and, subject to the applicable stockholder vote, ensure that the Lender Nominees otherwise remain on the Board, (iii) appoint replacement directors nominated by the Lenders in the event a Lender Nominee ceases to serve as a director (subject to the Lenders, together with their respective affiliates, continuing to collectively own at least 10% of the Company’s outstanding common stock (the “Continued Ownership Requirement”)), and (iv) ensure that at least a majority of the Nominating and Corporate Governance Committee of the Board consists of Lender Nominees or their replacements, subject to the Continued Ownership Requirement.

In connection with the Promissory Notes, the Company also entered into a registration rights waiver agreement, with Novalis and Northpond Ventures, LP (the “Waiver Agreement”), pursuant to which Novalis and Northpond Ventures, LP waived certain rights contained in that certain Registration Rights Agreement, dated as of June 2, 2023, by and among the Company, Novalis and Northpond Ventures, LP and the other parties named therein (the “Registration Rights Agreement”). Pursuant to the Waiver Agreement, Novalis and Northpond Ventures LP agreed, on behalf of themselves and the other parties named in the Registration Rights Agreement (such parties, collectively with Novalis and Northpond Ventures, LP, the “Investors”), to, among other items, defer payment of liquidated damages and waive accrued interest during such deferral periods due to the Investors for a set period, subject to limitations set forth in the Waiver Agreement.

The foregoing description of the Promissory Notes does not purport to be complete and is qualified in its entirety by the full text of the form of Promissory Note, a copy of which the Company will file with the Securities and Exchange Commission as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ending September 30, 2024 and are hereby incorporated by reference.

Item 1.02 Termination of a Material Definitive Agreement.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 1.02.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 16, 2024, in connection with the Notes, and pursuant to the Director Designation Letter, the Board approved an increase to the size of the Board from eight to 13 members, and appointed each of Sarah Hlavinka, Steve Golub, Michael Hodges, James Weissman, and Todd Krueger (collectively, the “New Directors”), as members of the Board to fill the five vacancies.

The New Directors were each named a director pursuant to the Director Designation Letter. The description of the Director Designation Letter contained in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference. There are no family relationships between any of the New Directors and any of the Company’s current directors or executive officers, and none of the New Directors have any direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Each New Director will receive compensation for his or her service pursuant to the the Company’s Amended and Restated Director Compensation Policy, provided that any initial equity award to the New Directors pursuant to such policy will be postponed until a later date, to be determined by the Board.

The Company plans to enter into indemnification agreements in connection with each New Director’s appointment to the Board, which is in substantially the same form as that entered into with the other directors of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Telesis Bio Inc.

Date:	July 18, 2024	By:	/s/ Eric Esser
President and CEO